UNITED STATES
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Osteotech, Inc.

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On August 12, 2010, Osteotech, Inc. issued the following news release.

FOR IMMEDIATE RELEASE	Contacts Company:	Mark H. Burroughs (732) 542-2800
	Investors:	Jennifer Beugelmans (646) 596-7473
	Media:	Dan Budwick (973) 271-6085
August 12, 2010

Osteotech Disputes Dissident Stockholders’ Frivolous and Redundant Initiatives

Company Strongly Urges Stockholders to Vote in Favor of the Board’s Six Nominees
for Re-election at the 2010 Annual Meeting of Stockholders

Osteotech, Inc. (NASDAQ: OSTE), a leader in the emerging field of biologic products for regenerative healing (“Osteotech” or the “Company”), released today its critical review of, and vehement opposition to, the director nominees and the initiatives proposed by a group of dissident stockholders. This group includes the following stockholders who are proposing four director nominees for election at the Annual Meeting in opposition to the Board’s recommended nominees: Heartland Advisors, Inc. (“Heartland”), Spencer Capital Opportunity Fund, LP, Spencer Capital Management, LLC, Spencer Capital Partners, LLC and Boston Avenue Capital LLC (collectively, the “Dissident Stockholders”).

The Company believes that the initiatives proposed by the Dissident Stockholders will fail to maximize stockholder value. In addition, the Company believes that the Dissident Stockholder Nominees will squander Company resources re-pursuing the actions that have already been implemented by the current Board and management team. Furthermore, the Company believes that most of the members of the Dissident Stockholder group are new to the biologics industry and, therefore, do not have the necessary understanding of Osteotech or its industry.

Osteotech’s current Board and management team possess extensive knowledge, experience and expertise in the biologics and tissue industries, uniquely positioning the current Board and management to represent ALL shareholders in efforts to maximize stockholder value.

A summary of Osteotech’s critical review of the Dissident Stockholders and their initiatives follows:

DISSIDENT STOCKHOLDERS AND THEIR DIRECTOR NOMINEES
HAVE NO EXPERIENCE IN THE BIOLOGICS INDUSTRY

The Dissident Stockholders’ director nominees do not have any background in biologics or the biologics industry. They do not understand the process for obtaining donor tissue and do not understand the safety requirements of the donor tissue industry. The Dissident Stockholders’ director nominees have never visited Osteotech’s headquarters to learn about Osteotech’s business, structure or operations, and have no knowledge about the markets in which Osteotech competes. Without even a basic understanding of Osteotech’s business and how it operates, Osteotech does not believe the Dissident Stockholders have the ability to accomplish the tasks listed in their “strategic plan“ and will certainly not be able to maximize value for Osteotech stockholders as the representatives for all Osteotech shareholders.

With the exception of Heartland, the Dissident Stockholders themselves are also new to the biologics industry. They have not been long-term stockholders of Osteotech, following and studying the business year after year. According to their own filings with the Securities and Exchange Commission, four of the five stockholders in the Dissident Stockholder group apparently did not even own Osteotech stock prior to December 2009. With the exception of Heartland, all members of the Dissident Stockholder group appear to have acquired their Osteotech stock for the sole purpose of bringing the current attack on the Osteotech Board in hopes of making a quick profit on Osteotech’s stock.

DISSIDENT STOCKHOLDERS’ INITIATIVES WILL
WASTE TIME AND CORPORATE RESOURCES

The Dissident Stockholders have announced five steps that they will take upon assuming control of Osteotech. As noted below, these initiatives either reflect the Dissident Stockholders’ director nominees’ lack of experience and understanding of Osteotech’s business and industry or represent steps the current Board and management have already undertaken.

•	Undertaking an in-depth review of the Company’s business lines. This step would only be necessary due to the Dissident Stockholders’ director nominees’ lack of understanding of Osteotech’s industry and business, would distract the Company’s distribution teams, employees, management and Board during the launch of three new tissue products that are the basis of Osteotech’s future revenue growth and profitability, and inevitably would prolong the process of pursuing the alternative strategic initiatives. The Company’s current Board and management, on the other hand, have a thorough understanding of the Company’s business lines and the strategy being executed to grow the Company’s business.

•	Improving corporate governance, including redeeming the rights issued under the “poison pill” plan as well as cancelling the plan and removing the “poison put” provision from the credit agreement. The rights plan is designed to discourage coercive or unfair takeover tactics, such as those being employed by the Dissident Stockholders, and to provide fair and equal treatment for all stockholders of the Company in the event that an unsolicited offer is made to acquire the Company. Osteotech implemented the rights plan solely due to the actions of the Dissident Stockholders during a period when Osteotech’s Board was already working with an investment bank to identify alternatives for maximizing stockholder value. For these reasons, Osteotech does not believe it is in its stockholders’ best interests at this time to redeem the rights issued. If the Dissident Stockholders’ director nominees are elected, Osteotech would be in default under the Credit Agreement and have no assurances that PNC would be willing to continue extending credit to the Company.

•	Adopting measures designed to optimize cost structure and maximize operating efficiencies. It is unclear what the Dissident Stockholders’ director nominees intend to do under this step that the current Board and management team have not already done. Since the second half of 2009, Osteotech has had in place various cost reduction programs, including a reduction in force, and the Company has been very successful in optimizing its cost structures and maximizing operating efficiencies. Based upon the already implemented cost reduction programs, Osteotech’s operating expenses declined by 10%, or $2.7 million, in the first half of 2010 compared with the first half of 2009.

•	Investigating the Company’s product development programs. This “investigating” by the Dissident Stockholders’ director nominees is only necessary because of their inexperience and lack of understanding of the Company. The Company’s current Board and management have put in place and managed the Company’s product development programs and have an intimate understanding of the Company’s product development pipeline and the resurgence of the Company’s business through the new products produced by that pipeline, namely Plexur M®, MagniFuse™ and HCT™. As a result of the Company’s current Board and management team’s deep understanding of the product development pipeline and the biologics markets in which the Company operates, new products represented approximately 11% of total product revenue during the first six months of 2010 and achieved sequential growth in both the first and second quarters of the year. This trend has continued into the beginning of the third quarter.

•	Retaining an investment bank to explore all alternatives for maximizing stockholder value, including a possible sale or merger of the Company. Osteotech’s Board engaged Deutsche Bank Securities Inc. in 2009 as its exclusive financial advisor to assist the Board in evaluating and exploring strategic alternatives focused on enhancing stockholder value.

The Osteotech Board of Directors strongly urges all stockholders to vote in favor of the Board’s six nominees for election at the 2010 Annual Meeting of Stockholders of Osteotech, Inc., using the GOLD proxy card, and to discard any proxy card representing the opposing slate nominated by the Dissident Stockholders.

About Osteotech

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing biologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech or the conference call, please go to Osteotech’s website at www.osteotech.com.

Important Information

Osteotech, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Osteotech’s stockholders in connection with Osteotech’s 2010 Annual Meeting. Important information concerning the identity and interests of these persons is available in the proxy statement that Osteotech filed with the SEC on August 3, 2010.

Osteotech has filed a definitive proxy statement in connection with its 2010 Annual Meeting. The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Osteotech are available free of charge at www.sec.gov and www.osteotech.com. Stockholders should read carefully the definitive proxy statement and the GOLD proxy card before making any voting decision.

Cautionary Statement Regarding Forward-Looking Information

Certain statements made throughout this press release that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. For a more detailed discussion of certain of these factors, see the Company’s periodic reports filed with the SEC from time to time, including the latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All information in this press release is as of August 12, 2010, and the Company does not intend to update this information.

YOUR VOTE IS EXTREMELY IMPORTANT THIS YEAR IN LIGHT OF THE PROXY CONTEST BEING CONDUCTED BY THE DISSIDENT STOCKHOLDERS.

Your vote is very important to Osteotech. Whether or not you plan to attend the meeting and regardless of the number of shares of common stock that you own, Osteotech urges you to vote in favor of the nominees of your Board of Directors by promptly marking, signing, dating and returning the GOLD proxy card in the postage-paid envelope or by voting by Internet or telephone as described under “Voting Methods” in our 2010 Proxy Statement.

Osteotech urges you not to sign any proxy card that may be sent to you by the Dissident Stockholders. If you have previously returned a white proxy card to the Dissident Stockholders, you may change your vote by marking, signing, dating and returning the GOLD proxy card in the postage-paid envelope or by voting by Internet or telephone as described under “Voting Methods” in our 2010 Proxy Statement. Only the latest dated proxy you submit will be counted.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers (212) 440-9800
Stockholders Call Toll Free (877) 278-4775
Email: osteotech.info@georgeson.com

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